SCHEDULE A
                              (as of May 28, 2019)
                                     FUNDS

                                             ANNUAL RATE OF
                                             AVERAGE DAILY
Series                                       NET ASSETS        EFFECTIVE DATE
================================================================================

First Trust Indxx Global Natural Resources        0.70%        December 6, 2010
Income ETF

First Trust Indxx Global Agriculture ETF          0.70%        December 20, 2010

First Trust BICK Index Fund                       0.64%        December 6, 2010

First Trust Indxx NextG ETF (fka First Trust      0.70%        February 15, 2011
NASDAQ Smartphone Index Fund)

First Trust NASDAQ Global Auto Index Fund         0.70%        May 6, 2011

First Trust ISE Cloud Computing Index Fund        0.60%        July 6, 2011